UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 18, 2007

PHARMACOPEIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey	08543-5350
(Address of principal executive offices)	(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On September 18, 2007, Pharmacopeia, Inc. (the “Company”) announced that Bristol-Myers Squibb Company (“BMS”) has initiated a Phase 2 clinical trial with a p38 kinase inhibitor (BMS-582949) that resulted from a collaborative research program between the Company and BMS.  BMS-582949 is being evaluated for the oral treatment of moderate to severe psoriasis.  Under the terms of the companies’ ongoing collaboration, the Company will receive milestone payments for the p38 compounds in the program to the extent the program progresses through clinical development, and royalty payments for any product from the program that reaches the marketplace.  BMS is solely responsible for further development and commercialization of the therapeutic candidate.

The Company’s press release dated September 18, 2007 related to the announcement is attached hereto as Exhibit 99.1.

On September 25, 2007, the Company announced that Schering-Plough has initiated a Phase 1 clinical trial in the United States with PS948115, a compound identified from the collaboration between the two companies.  The compound is being evaluated as a potential treatment for respiratory disease.  The Company will receive a $1 million milestone payment from Schering-Plough as a result of this trial initiation.  Schering-Plough is solely responsible for further development and commercialization of this respiratory disease candidate.  However, the Company is eligible to receive additional milestone payments if the program advances further in clinical trials, and will also receive royalties on sales of any resulting therapeutic products incorporating compounds derived from the program.

The Company’s press release dated September 25, 2007 related to the announcement is attached hereto as Exhibit 99.2.

On September 27, 2007, the Company announced confirmation of the ability of its compound PS433540 (DARA) to block the angiotensin II (AII) response in a Phase 1 trial in healthy volunteers.  The study showed that all doses of PS433540 compared with placebo produced a statistically significant (p<0.01) inhibition of the expected AII-induced increase in blood pressure.  Additionally, the findings showed that the 250 mg and 500 mg doses of PS433540 were at least as effective in blocking the AII response as irbesartan, a leading angiotensin receptor blocker for the treatment of hypertension.  Furthermore, support for once-a-day oral dosing was provided by PS433540’s ability in this study to block the angiotensin II induced blood pressure increase for 24 hours.  This AII challenge study was a double-blind evaluation of placebo and four dose levels of PS433540 (20, 100, 250 and 500 mg) and open label 300 mg of irbesartan in healthy male volunteers.  Seventeen subjects received each of the six treatments once, at weekly intervals.  At baseline and 2, 4, 12 and 24 hours post-dose, subjects received a six-minute infusion of AII and had their blood pressure measured.

The Company’s press release dated September 27, 2007 related to the announcement is attached hereto as Exhibit 99.3.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits

Exhibit Number

99.1	Press Release dated September 18, 2007

99.2	Press Release dated September 25, 2007

99.3	Press Release dated September 27, 2007

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA, INC.

	By:	/s/ Stephen C. Costalas
Executive Vice President, General Counsel and Secretary

Date: September 28, 2007